SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-KA
                                 Amendment No. 1

                                 CURRENT REPORT


       Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported):  March  16, 1999
                                                         (December 31, 1998)



                          Ames Department Stores, Inc.
               (Exact Name of Registrant As Specified In Charter)



                                    Delaware
                 (State Or Other Jurisdiction Of Incorporation)



         1-5380                                         04-2269444
 (Commission File Number)                    (IRS Employer Identification No.)



2418 Main Street; Rocky Hill, Connecticut                    06067-2598
(Address Of Principal Executive Offices)                     (Zip Code)



                                 (860) 257-2000
              (Registrant's Telephone Number, Including Area Code)



                                 Not Applicable
          (Former Name Or Former Address, If Changed Since Last Report)

Item 7:  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

         (a)       Financial Statements of the Business Acquired

         The following financial statements for the acquired business are filed herewith:

         Independent Auditors' Report on Hills Stores Company and Subsidiaries Consolidated Financial Statements for the Fiscal Years ended January 31, 1998, February 1, 1997, and February 3, 1996

         Hills Stores Company and Subsidiaries: Consolidated Balance Sheets as of January 31, 1998 and February 1, 1997

         Hills Stores Company and Subsidiaries: Consolidated Statements of Operations, Consolidated Statements of Cash Flows, and Consolidated Statements of Common Shareholders' Equity for the Fiscal Years ended January 31, 1998, February 1, 1997, and February 3, 1996

         Notes to the Consolidated Financial Statements

         Hills Stores Company and Subsidiaries: Unaudited Condensed Consolidated Balance Sheets as of October 31, 1998 and November 1, 1997

         Hills Stores Company and Subsidiaries: Unaudited Condensed Consolidated Statements of Operations and Condensed Consolidated Statements of Cash Flows for the thirty-nine weeks ended October 31, 1998 and November 1, 1997

         Notes to the Condensed Consolidated Financial Statements

         (b)       Pro Forma Financial Information:

         The following unaudited pro forma condensed consolidated financial statements are filed herewith:

         Pro Forma Condensed Consolidated Balance Sheet as of October 31, 1998

         Pro Forma Condensed Consolidated Statement of Operations for the Fiscal Year ended January 31, 1998

         Pro Forma Condensed Consolidated Statement of Operations for the thirty -nine weeks ended October 31, 1998

         Notes to the Pro Forma Condensed Consolidated Financial Statements

                          INDEPENDENT AUDITORS' REPORT


To  the  Board  of  Directors  and  Stockholders  of  Hills Stores  Company  and
Subsidiaries:

We have audited the accompanying consolidated balance sheets of Hills Stores Company and Subsidiaries as of January 31, 1998 and February 1, 1997 and the related consolidated statements of operations, common shareholders' equity, and cash flows for the years ended January 31, 1998, February 1, 1997 and February 3, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Companies as of January 31, 1998 and February 1, 1997 and the results of their operations and their cash flows for the years ended January 31, 1998, February 1, 1997 and February 3, 1996 in conformity with generally accepted accounting principles.




                                  /s/ Deloitte & Touche LLP




Boston, Massachusetts
March 11, 1998

                      HILLS STORES COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                             (Dollars In Thousands)


                                                                       January 31,            February 1,
                                                                          1998                   1997
                                                                       ------------           ------------
ASSETS
Current assets:
    Cash and cash equivalents                                            $37,523                $66,163
    Accounts receivable, less allowance
       for doubtful accounts of approximately
       $5,500 and $4,500                                                  21,869                 24,346
    Inventories                                                          340,719                341,477
    Deferred tax asset, net  (Note 16)                                    26,933                 32,991
    Other current assets                                                   5,542                  5,115
                                                                       ------------           ------------
            Total current assets                                         432,586                470,092

    Property and equipment, net  (Note 2)                                183,112                173,701
    Property under capital leases, net (Note 7)                          102,350                112,201
    Beneficial lease rights, net (Note 1)                                  6,081                  6,848
    Deferred tax asset, net  (Note 16)                                    28,592                 21,585
    Reorganization value in excess of amounts allocable to
       identifiable assets, net (Notes 1 and 3)                           89,112                 97,508
    Other assets, net  (Note 1)                                           40,748                 18,418
                                                                       ------------           ------------
                                                                        $882,581               $900,353
                                                                       ============           ============
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
    Current portion of capital leases and financial
       obligations (Note 7)                                              $10,541                 $7,255
    Current portion of long-term debt (Note 6)                               500                    -
    Accounts payable, trade                                              110,329                111,064
    Other accounts payable and accrued expenses (Note 4)                  77,803                 81,752
                                                                       ------------           ------------
            Total current liabilities                                    199,173                200,071

    Long-term debt (Note 6)                                              204,500                195,000
    Obligations under capital leases (Note 7)                            113,919                120,539
    Financing obligations - sale/leaseback (Note 7)                       30,335                 34,100
    Other liabilities                                                     98,467                105,917

    Commitments and contingencies (Note 18)                                 -                      -

    Preferred stock, at mandatory redemption value (Note 9)               18,209                 19,942

Common shareholders' equity (Notes 10 and 11):
    Common stock, 50,000,000 shares of $0.01 par value
       authorized, 10,446,287 and 10,337,761 shares issued
       and outstanding                                                       105                    103
    Additional paid-in capital                                           217,388                215,537
    Retained earnings                                                        927                  9,942
    Unearned compensation (Note 11)                                         (442)                  (798)
                                                                       ------------           ------------
            Total common shareholders' equity                            217,978                224,784
                                                                       ------------           ------------
                                                                        $882,581               $900,353
                                                                       ============           ============

                (See Notes to Consolidated Financial Statements)

                      HILLS STORES COMPANY AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In Thousands, Except Per Share Amounts)


                                                                     Fiscal Year        Fiscal Year        Fiscal Year
                                                                       Ended              Ended              Ended
                                                                     January 31,        February 1,        February 3,
                                                                        1998               1997               1996
                                                                      (52 Weeks)         (52 Weeks)         (53 Weeks)
                                                                    -------------       -------------     -------------
Net sales                                                             $1,768,274         $1,878,477         $1,900,104
Cost of sales                                                          1,306,335          1,392,353          1,384,421
Selling and administrative expenses (Notes 7 and 8)                      418,512            437,593            428,212
Amortization of reorganization value in excess of
   amounts allocable to identifiable assets                                5,850              6,050              7,755
Impairment of long-lived assets and store closings (Note 15)                -                33,706               -
Costs related to change in control (Note 19)                                -                  -                45,529
                                                                     -------------       -------------    -------------
Operating earnings                                                        37,577              8,775             34,187

Interest expense, net (Note 1)                                            48,392             53,555             47,666
                                                                     -------------       -------------    -------------
Loss before income taxes                                                 (10,815)           (44,780)           (13,479)

Income tax benefit (provision)  (Note 16)                                  1,800             14,000             (3,187)
                                                                     -------------       -------------    -------------
                                                                          (9,015)           (30,780)           (16,666)

Extraordinary loss on early extinguishment of debt, net                     -                 4,278               -
                                                                     -------------       -------------    -------------
Net loss                                                                 ($9,015)          ($35,058)          ($16,666)
                                                                     =============       =============    =============

Basic and diluted loss per common share (Note 17):
   Loss before extraordinary loss                                         ($0.87)            ($3.00)            ($1.70)
   Extraordinary loss                                                        -                (0.42)               -
                                                                     --------------       -------------    -------------
   Net loss                                                               ($0.87)            ($3.42)            ($1.70)
                                                                     ==============       =============    =============


                (See Notes to Consolidated Financial Statements)


                      HILLS STORES COMPANY AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In Thousands)

                                                                   Fiscal Year     Fiscal Year     Fiscal Year
                                                                      Ended           Ended           Ended
                                                                   January 31,     February 1,     February 3,
                                                                      1998            1997            1996
                                                                   (52 Weeks)       (52 Weeks)      (53 Weeks)
                                                                  -------------    -------------   -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                                            ($9,015)         ($35,058)       ($16,666)
Adjustments to reconcile net loss to net cash  provided by
 (used for) operating activities:
    Depreciation and amortization                                    36,845            35,130          31,784
    Amortization of deferred financing costs                          2,538             5,942           4,847
    Deferred income taxes                                              (949)          (12,332)        (11,260)
    Decrease in deferred tax assets recognized through a
      reduction in reorganization value in excess of amounts
      allocable to identifiable assets                                2,546             2,592           9,496
    Impairment of long-lived assets and store closings                  -              28,958             -
    Extraordinary loss on extinguishment of debt                        -               4,278             -
    Amortization of reorganization value in excess of amounts
       allocable to identifiable assets                               5,850             6,050           7,755
    Loss on disposal of fixed assets                                     78               998              54
    Decrease (increase) in accounts receivable and other
        current assets                                                2,050             1,078          (2,325)
    Decrease (increase) in inventories                                  758           (15,080)        (17,846)
    Increase (decrease) in accounts payable and other
       accrued expenses                                             (12,134)           25,293         (24,464)
    Other, net                                                           96              (330)         (1,962)
                                                                  -------------    -------------    ------------
       Net cash provided by (used for) operating activities          28,663            47,519         (20,587)

CASH FLOWS FROM INVESTING ACTIVITIES:
    Capital expenditures                                            (34,267)          (32,858)        (56,714)
    Deferred software expenditures                                  (24,828)              -               -
                                                                  -------------    -------------    ------------
       Net cash used for investing activities                       (59,095)          (32,858)        (56,714)

CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from secured term loan                                  10,000               -               -
    Proceeds from issuance of 12 1/2% Senior Notes                      -             195,000             -
    Fees incurred with the issuance of 12 1/2% Senior Notes             -              (8,100)            -
    Redemption of 10.25% Senior Notes                                   -            (160,000)            -
    Payment of premium on debt redemption                               -              (1,749)            -
    Proceeds from sale/leaseback financing                              -              16,559             -
    Principal payments under capital lease obligations               (7,099)           (6,467)         (6,121)
    Cash distributions pursuant to the Plan of Reorganization           (84)           (2,682)         (5,297)
    Shares repurchased per self-tender offer                            -                 -           (75,000)
    Deferred finance costs and other financing activities            (1,025)           (3,957)        (10,857)
                                                                  -------------    -------------    ------------
       Net cash provided by (used for) financing activities           1,792            28,604         (97,275)
                                                                  -------------    -------------    ------------
    Net increase (decrease) in cash and cash equivalents            (28,640)           43,265        (174,576)
    Cash and cash equivalents:
       Beginning of the period                                       66,163            22,898         197,474
                                                                  -------------    -------------    ------------
       End of the period                                            $37,523           $66,163         $22,898
                                                                  =============    =============    ============


                (See Notes to Consolidated Financial Statements)


                      HILLS STORES COMPANY AND SUBSIDIARIES
             CONSOLIDATED STATEMENTS OF COMMON SHAREHOLDERS' EQUITY
                             (Dollars in Thousands)


                                                                   Additional                            Common
                                                 Common Stock       Paid-in    Retained    Unearned   Shareholders'
                                              Shares      Amount    Capital    Earnings  Compensation    Equity
-------------------------------------------------------------------------------------------------------------------
Balance at January 28, 1995                 10,804,784      $108    $229,967    $76,666          $ -      $306,741

Retirement of Common Stock (Note 20)        (3,000,000)      (30)    (59,970)   (15,000)           -       (75,000)
Conversion of Preferred Stock                1,975,400        20      39,488          -            -        39,508
Exercise of stock options and warrants           4,387         -          80          -            -            80
Exchange for Stock Rights (Note 12)            198,271         2          (2)         -            -             -
Net loss                                             -         -           -    (16,666)           -       (16,666)
                                            -----------------------------------------------------------------------
Balance at February 3, 1996                  9,982,842       100     209,563     45,000            -       254,663

Conversion of Preferred Stock                  234,674         2       4,692          -            -         4,694
Restricted stock grants                        120,000         1       1,202          -       (1,203)            -
Amortization of restricted stock grants              -         -           -          -          405           405
Other                                              245         -           7          -            -             7
Stock options issued under compensatory
   plan (Note 11)                                    -         -          73          -            -            73
Net loss                                             -         -           -    (35,058)           -       (35,058)
                                            -----------------------------------------------------------------------
Balance at February 1, 1997                 10,337,761       103     215,537      9,942         (798)      224,784

Conversion of Preferred Stock                   86,625         1       1,732          -            -         1,733
Amortization of restricted stock grants              -         -           -          -          356           356
Issuance due to Associated Stock Purchase
   Plan (Note 11)                               21,901         1          58          -            -            59
Stock options issued under compensatory
   plan (Note 11)                                    -         -          61          -            -            61
Net loss                                             -         -           -     (9,015)           -        (9,015)
                                            -----------------------------------------------------------------------
Balance at January 31, 1998                 10,446,287      $105    $217,388       $927        ($442)     $217,978
                                            =======================================================================




                (See Notes to Consolidated Financial Statements)

HILLS STORES COMPANY AND SUBSIDIARIES
-----------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
    ------------------------------------------

BASIS OF REPORTING

         During fiscal year 1997, Hills Stores Company (HSC or the "Company") operated, through its wholly-owned subsidiary Hills Department Store Company ("HDSC"), a chain of 155 discount department stores located primarily in the Great Lakes and Ohio Valley regions of the United States. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated. Certain prior year amounts were reclassified to conform to the current year presentation. The Company's fiscal year ends on the Saturday closest to January 31. Fiscal year 1995 was a fifty-three week year; fiscal years 1997 and 1996 were fifty-two week years.

CASH AND CASH EQUIVALENTS

       Cash and cash equivalents consist of cash and highly liquid investments with maturities of three months or less from the date of purchase and whose cost approximates market value due to the short maturity of the investments. Interest income of $0.7 million, $1.3 million and $1.8 million was included in interest expense, net for fiscal years 1997, 1996 and 1995, respectively.

INVENTORIES

       Inventories are valued using the retail method on the lower of last-in, first-out (LIFO) cost or market basis. LIFO cost at January 31, 1998, February 1, 1997 and February 3, 1996 exceeded the cost of inventory on a first-in, first-out basis; accordingly, there has been no LIFO charge.

DEPRECIATION AND AMORTIZATION

       Depreciation and amortization are provided on a straight-line basis over the estimated useful lives of the related assets, which is 27 1/2 years for buildings and range from five to eight years for fixtures and equipment. Amortization of leasehold improvements is provided on a straight-line basis over the shorter of the lease term, considering renewal options that are likely to be exercised, or the estimated useful life of the related asset. Leasehold improvements are amortized principally over 15 years. Capital lease assets are depreciated over the lease term or the estimated useful life of the related asset.

DEFERRED FINANCING COSTS

       Net deferred financing costs of $9.9 million at January 31, 1998 and $11.4 million at February 1, 1997 were included in other assets and are being amortized on a straight-line basis over the estimated term of the related debt. Accumulated amortization of deferred financing costs was $4.2 million at January 31, 1998 and $1.7 million at February 1, 1997.

DEFERRED SOFTWARE EXPENDITURES

       In fiscal year 1997, the Company had $24.8 million of deferred software expenditures relating to its information systems replacement program. These expenditures primarily represent direct costs of obtaining and modifying commercially available computer software and costs associated with developing internally used computer software. Expenditures such as Company payroll, contracted services, capitalized interest during the period that the software is not in service and other costs relating to the installation and testing of such software, are included in deferred software. When placed in service, these assets are generally amortized on a straight-line basis over seven years.


INTANGIBLE ASSETS

       Beneficial lease rights are amortized using the straight-line method over the terms of the related leases. Accumulated amortization of beneficial lease rights was $3.3 million at January 31, 1998 and $2.5 million at February 1, 1997.

       Reorganization value in excess of amounts allocable to identifiable assets is being amortized over twenty years on a straight-line basis. (See Notes 3 and 16)

PRE-OPENING COSTS

       Pre-opening costs consist of direct costs of opening a store and are charged to operations within the fiscal year that a new store opens. The Company did not open any new stores in fiscal year 1997, opened 1 store in fiscal year 1996 and opened 10 stores during fiscal year 1995.

INTEREST CAPITALIZATION

       The  Company  capitalizes   interest  incurred  in  connection  with  the
construction and development of new stores, computer systems, and other major assets for the Company's own use. The Company capitalized interest of $1.4 million in fiscal year 1997 and $0.5 million in fiscal year 1995. No interest was capitalized during fiscal year 1996.

USE OF ESTIMATES

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       Significant estimates used in preparation of the consolidated financial statements include, but are not limited to, income tax liabilities, self-insurance liabilities for worker's compensation and general liability, store closing liabilities, physical inventory shortage allowances, and the estimated useful life of fixed and intangible assets.

NEW ACCOUNTING PRONOUNCEMENTS

       In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" which are effective for the Company's financial statements for the year end January 31, 1999. The Company believes that neither pronouncement will have a material impact on its financial statements.


2.     PROPERTY AND EQUIPMENT
      ------------------------

The components of property and equipment are listed below (in thousands):

                                        January 31,         February 1,
                                           1998                1997
                                       -------------       ------------

Fixtures and Equipment                   $164,816             $152,731
Leasehold Improvements                     66,247               56,802
Buildings                                  16,192               16,192
Land                                        3,430                3,430
Improvements in Progress                   16,629                3,633
                                        -----------         -----------
                                          267,314              232,788
Accumulated Depreciation
   and Amortization                       (84,202)             (59,087)
                                        -----------         ------------
                                         $183,112             $173,701
                                        ===========         ============


3.      REORGANIZATION  VALUE IN EXCESS OF THE AMOUNTS ALLOCABLE TO IDENTIFIABLE
        ASSETS
       -------------------------------------------------------------------------

The activity for reorganization value is presented below (in thousands):

                                            January 31,      February 1,
                                               1998             1997
                                            -----------      -----------

Balance at beginning of period               $97,508           $107,514
       Amortization                           (5,850)            (6,050)
       Tax Benefit Applied to Reduce
          Reorganization Value                (2,546)            (2,592)
       Impairment of Long-Lived
          Assets and Store Closings              -               (1,364)
                                            -----------       -----------
Balance at end of period                     $89,112            $97,508
                                            ===========       ===========

Accumulated amortization was $32.0 million at January 31, 1998 and $26.2 million at February 1, 1997.






4.      OTHER ACCOUNTS PAYABLE AND ACCRUED EXPENSES
       ---------------------------------------------

Significant components of other accounts payable and accrued expenses are presented below (in thousands):

                                                   January 31,     February 1,
                                                      1998            1997
                                                   -----------     -----------

Other Accounts Payable and
   Accrued Expenses:
Accrued Payroll and Related Costs                   $20,880          $22,074
Taxes, Other than Income Tax                         13,988           13,418
Other                                                42,935           46,260
                                                    ---------       ---------
                                                    $77,803          $81,752
                                                    =========       =========


5.     SECURED CREDIT FACILITY
      -------------------------

       The Company, through its wholly-owned operating subsidiaries Hills Department Store Company (HDSC), maintains a $300 million secured credit facility (the "Facility"), which matures in February, 2001. Borrowings under the Facility include revolving working capital borrowings on a seasonal need basis and a $10 million term note. Maximum borrowings under the Facility are limited by an inventory-based borrowing base, as defined, and outstanding letters of credit; up to $200 million of the Facility is available to secure letters of credit. Borrowings under the Facility bear interest, at the option of the Borrowers, at either of (1) the Bank of America's "reference rate" plus a margin ranging up to 0.75% or (2) LIBOR plus a margin ranging from 1.5% to 2.5% (2.25% at January 31, 1998). The Company pays fees on the average undrawn letter of credit amount at an annual rate ranging from 1.5% to 2.25%, and pays commitment fees at an annual rate of 3/8% on the average daily unused portion of the commitment. Interest rates and fees on undrawn letter of credit amounts are determined quarterly by the Company's "excess cash flow", as defined. The Facility is secured by a security interest in tangible and intangible assets of HDSC, other than certain fixtures, equipment and real estate. The Facility is also guaranteed by the parent Company (HSC).

       The financial covenants under the secured credit agreement require that the Company maintain levels of consolidated net worth and consolidated cash flow in excess of certain defined or computed amounts. In addition, the Facility requires the outstanding principal balance of revolving loans to be zero for at least thirty consecutive days during the period from December 1 of each year to March 31 of the next year. The Agreement prohibits the payment of dividends on the Company's common stock and also contains, among other restrictions, provisions limiting to varying degrees: business combinations, the issuance of certain kinds of additional debt and the repurchase and prepayment of debt. Under the Agreement, HDSC is only permitted to make payments or transfers to the parent Company in the normal course of business as necessary for the parent Company to service its Senior Note interest obligations and to otherwise conduct its activities as a holding company. (Net assets of HDSC and its subsidiaries at January 31, 1998 totaled $451 million.)

       The term loan component of the secured credit Facility requires quarterly payments of $500,000 beginning November 1998, and continuing until the earlier of (1) full payoff or (2) agreement termination (whereupon a balloon payment for the balance plus accrued and unpaid interest is payable.)

       At January 31, 1998, the Company had $10 million of term loan borrowings under the Facility, had no revolving borrowings, had outstanding letters of credit totaling $40.3 million, had maintained its annual clean-up period for more than the required thirty consecutive days, and was in compliance with all covenants and restrictions.

       In connection with replacing the prior Facility with the above Facility in fiscal year 1996 with a new group of lenders, the Company recognized an extraordinary after-tax loss for early extinguishment of debt of $2.3 million ($3.8 million pretax) from the write-off of deferred financing costs related to the prior credit facility. Front-end fees in connection with the Facility were $2.9 million. Additionally, $0.9 million of fees were paid in connection with the two amendments during fiscal year 1997, which, among other things, extended the maturity of the Facility. These fees are being amortized over the life of the Facility.


6.     LONG TERM DEBT
       ---------------

Long term debt at each year-end consisted of (in thousands):

                                         January 31,    February 1,
                                            1998            1997
                                        ------------   -------------

12 1/2% Senior Notes, due 2003             $195,000       $195,000
Secured term note (see Note 5)               10,000           -
                                         ------------   ------------
                                            205,000        195,000
Less current portion of
    secured term note                          (500)          -
                                         ------------   ------------
Net long term debt                         $204,500       $195,000
                                         ============   ============

       The 12 1/2% unsecured Senior Notes (the "Senior Notes") pay interest semiannually, are non-callable, and are unconditionally guaranteed by all the subsidiaries of the Company. The subsidiary guarantees are subordinate to borrowings under the secured credit facility (see Note 5). The Senior Notes contain covenants regarding limitations on debt incurrence and the issuance of preferred stock. Additionally, the Senior Notes place limitations on the Company and its subsidiaries relative to the payment of dividends or distributions.

       The estimated fair value of the Senior Notes was approximately $164 million at January 31, 1998 and $144 million at February 1, 1997. These values were based on quoted market prices in effect at those dates.

       In fiscal year 1996, in connection with the sale of the Senior Notes, the Company offered to redeem all of its outstanding 10.25% Senior Notes due 2003 (the "Old Senior Notes") at a redemption price equal to 101% of principal, plus accrued interest. Pursuant to this offer, the Company subsequently redeemed approximately $155 million of its approximately $157.5 million of outstanding Old Senior Notes. The Company later called for redemption of the approximately $2.5 million of remaining outstanding Old Senior Notes at the indenture specified price of 104% of principal plus accrued interest. In addition, the Company deposited, in trust, funds sufficient to redeem, upon issuance, approximately $2.5 million of Old Senior Notes yet to be issued under the terms of the Company's 1993 Plan of Reorganization (the "POR"). As a result of these transactions, the Company recognized an extraordinary after-tax loss for early extinguishment of debt of $2.0 million ($3.5 million pre-tax). The extraordinary loss included the redemption premiums and the write-off of the related deferred financing costs.

       Separate financial statements of the Company's subsidiary guarantors have not been provided because (1) the subsidiary guarantors constitute all of the Company's direct and indirect subsidiaries, (2) they have fully and unconditionally guaranteed the New Senior Notes on a joint and several basis,
(3) their aggregate assets, liabilities, earnings and equity are substantially equivalent to those of the Company on a consolidated basis, and (4) separate financial statements are not deemed to be material to investors.


7.  LEASE COMMITMENTS
    ------------------

       The Company's operations are conducted predominantly in leased properties, which consist principally of retail outlets. Leases are generally for periods between twenty to thirty years plus renewal options and generally includes fixed rentals and rentals based on sales in excess of predetermined levels.

The   composition  of  property  under  capital   leases,   net  of  accumulated
amortization, is shown below (in thousands):

                                              January 31,     February 1,
                                                 1998             1997
                                              -----------     -----------

Retail outlets                                 $138,094        $138,094
Other                                               982             982
                                              -----------     -----------
                                                139,076         139,076
Accumulated amortization                        (36,726)        (26,875)
                                              -----------     -----------
Property under capital leases, net             $102,350        $112,201
                                              ===========     ===========


       Consolidated rental expense under operating leases and rental expense based on sales in excess of predetermined levels under capital leases are presented below (in thousands):

                                  Fiscal Year    Fiscal Year     Fiscal Year
                                     Ended          Ended           Ended
                                  January 31,    February 1,     February 3,
                                     1998           1997            1996
                                  ----------------------------------------------
Capital leases:
 Rental based on sales            $   803        $   801          $ 1,251
 Operating leases:
 Minimum facility rentals          28,415         29,125           26,133
 Equipment and other rentals       12,905         14,647           17,706
 Rental based on sales              1,533          1,511            1,244
                                  --------       --------         --------
 Consolidated rental expense      $43,656        $46,084          $46,334
                                  ========       ========         ========

       At January 31, 1998, the financing obligations represent sale/leaseback arrangements. The related property associated with these transactions, which has a net book value of $62.4 million at January 31, 1998, remains in property and equipment on the Company's books and continues to be depreciated. The leases, which have terms from 42 months to ten years, include options to purchase some or all of the assets either at the end of the initial lease term or renewal periods at an amount not greater than the then current fair market value of the properties. During fiscal year 1996, the Company obtained $16.6 million of financing through such arrangements.

       Minimum future lease commitments under non-cancelable leases in effect at January 31, 1998 are listed below (in thousands):

                               Capital      Financing     Operating
  Fiscal years:                 Leases      Obligations    Leases      Total
                              --------------------------------------------------
     1998                     $ 19,488       $ 8,369       $ 35,290   $ 63,147
     1999                       19,159         7,699         30,817     57,675
     2000                       17,396         7,789         27,742     52,927
     2001                       16,931         6,257         24,906     48,094
     2002                       16,546         8,393         21,926     46,865
     Thereafter                151,754        17,389        122,674    291,817
                              --------------------------------------------------
Minimum rental commitments    $241,274       $55,896       $263,355   $560,525
                                                           ========   =========
Less amount representing
 interest                      120,579        21,796
                              ----------     ---------
Present value of net minimum
 lease payments                120,695        34,100
Current portion              (   6,776)     (  3,765)
                             -----------    ----------
                              $113,919       $30,335
                             ===========    ==========


8.  EMPLOYEE PLAN BENEFITS
    -----------------------

POST RETIREMENT BENEFITS

       The Company accounts for post retirement benefits (such as health care) in accordance with Statement of Financial Accounting Standards No. 106:
"Employers' Accounting for Postretirement Benefits Other Than Pensions" ("FAS 106"). This statement requires accrual of postretirement benefits during the years an employee provides services. Under FAS 106, the Company recognized expenses of $0.2 million in fiscal years 1997, 1996 and 1995, respectively. The Company funds benefit costs principally on a pay-as-you-go basis. The status of the plan is as follows (in thousands):

                                               January 31,    February 1,
                                                  1998            1997
                                               -----------    -----------
  Accumulated postretirement benefit
    obligation ("APBO") for:
      Active employees                           $ 2,399        $ 2,212
      Retirees                                        83            303
                                               -----------    ------------
                                                   2,482          2,515
  Plan assets at fair value                          -              -
                                               -----------    ------------
  Unfunded APBO                                    2,482          2,515

  Unrecognized actuarial gain                      1,352          1,329
                                               -----------    -------------
  Accrued postretirement benefit cost            $ 3,834        $ 3,844
                                               ===========    =============

       The assumed health care cost trend rate used in measuring the APBO was 10% in fiscal year 1997 (8% for Medicare eligible retirees); grading down to 5% (5% for Medicare eligible retirees) by fiscal year 2002 and remaining at that level thereafter. A one percentage point increase in the assumed health care cost trend rate would increase the APBO at the end of fiscal year 1997 by $367,400 (or by 15%) and the service and interest cost by $36,800 (or by 11%). The assumed discount rate used in determining the APBO was 7% for both years.

401(k) PLAN

       The Company offers a defined contribution 401(k) savings plan (the "401(k)") for employees meeting certain employment conditions. In addition to permitting employee contributions, the 401(k) plan provides for Company matching contributions. Company matching contributions were $3.0 million in fiscal year 1997, $3.6 million in fiscal year 1996 and $3.9 million in fiscal year 1995.


9.  HILLS STORES SERIES A CONVERTIBLE PREFERRED STOCK
    --------------------------------------------------

       The Company is authorized to issue 15,000,000 shares of preferred stock, par value of $0.10 per share. Pursuant to the POR 5,000,000 of shares were authorized to be issued as Hills Stores Series A Convertible Preferred Stock the ("Preferred Stock"). As of January 31, 1998, a total of 50,060 shares of the 5,000,000 shares of the Preferred Stock remain to be issued pending resolution of pre-petition claims and interests pursuant to the POR.

       The Preferred Stock is convertible by the holders, at any time, into Hills Stores common stock at a rate of one share of Common Stock for each share of the Preferred Stock, subject to antidilution adjustments. During fiscal year 1997, 86,625 shares of the Preferred Stock were converted to common stock on a share for share basis. As of January 31, 1998 and February 1, 1997, 855,109 and 941,344 shares, respectively, were outstanding.

       Each share of Preferred Stock has one vote per share in the same class as the shares of common stock. The holders of the Preferred Stock are entitled to dividends when and if declared by the Board of Directors; however, dividend payments are restricted under the terms of the Facility and the New Senior Notes. The Company does not expect to pay dividends in the foreseeable future.

       The Company may redeem, at its option prior to October 4, 2008, all or part of the outstanding Preferred Stock at $20 per share; and in any case shall redeem all of the outstanding shares of Preferred Stock on October 4, 2008 at $20 per share. Upon dissolution or liquidation of the Company, the holders of the Preferred Stock will be entitled to receive $20 per share out of the assets of the Company available for distribution to shareholders, in preference to the holders of common stock and any other class or series of capital stock of the Company that is junior to the Preferred Stock.

10.  HILLS STORES COMMON STOCK
     -------------------------

       Each holder of common stock has one vote per share and is entitled dividends when and if declared by the Board of Directors. However, dividend payments are restricted under the terms of the Facility and the Senior Notes. The Company does not expect to pay dividends in the foreseeable future. As of January 31, 1998, a total of 58,151 shares of common stock remain to be issued pending resolution of pre-petition claims and interests, pursuant to the POR.

11.  STOCK COMPENSATION PLANS
     -------------------------

       In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"). FAS 123 encourages, but does not require, the recognition of compensation expense for the fair value of stock options and other equity instruments issued to employees. This statement gives entities a choice of recognizing related compensation expense by adopting the new fair value method or to continue to measure compensation using the intrinsic value approach under Accounting Principles Board Opinion No. 25 ("APB 25"), the former standard. If the fair value provisions of FAS 123 are not adopted, companies are required to disclose the pro forma amounts of net earnings and earnings per share that would have been reported had these provisions been adopted. The Company has chosen to continue to recognize compensation expense under APB 25. Accordingly, no compensation cost has been recognized for its fixed stock option plans, other than for options granted in connection with consulting services. Such compensation expense was $61,000 and $73,000 for fiscal years 1997 and 1996, respectively.

       The Company has stock-based compensation plans, which are described below.

1993 STOCK OPTION PLAN

       In October 1993, the Company established an incentive and nonqualified stock option plan (the "Option Plan") providing for the grant of nonqualified stock options or incentive stock options. The options are granted at prices greater than or equivalent to the market price of the common stock on the date of each grant. The options are generally subject to a five year vesting schedule, with initial vesting beginning one year from the date of the grant, and expire ten years from the date of the grant. A total of 1,303,763 shares of common stock are reserved for grants of options under the Option Plan. During fiscal years 1997, 1996 and 1995 eligible participants were allowed, for a limited time, to exchange existing options for new options with an exercise price of $5.00, $10.125 and $12.00, respectively. The 1997 repricing was for a reduced number of new options. The options exchanged in 1997 were subject to additional vesting restrictions, which prohibited exercise of any vested option for one year and 50% of the vested options for two years from the date of the repricing.

1996 DIRECTORS STOCK OPTION PLAN

       During fiscal year 1996, the Company received shareholder approval of a stock option plan for non-employee members of the Board of Directors. The plan provided for an initial grant of 4,000 options to each non-employee member of the Board of Directors with subsequent annual automatic grants of 2,000 options. All options are granted at prices greater than or equivalent to the market price of the common stock on the date of each grant. The options are subject to a three year vesting schedule with vesting beginning from the date of the grant. A total of 100,000 shares of common stock are reserved for grants under the plan. In March 1997, participants were allowed to exchange existing options for a reduced number of new options with an exercise price of the greater of $5.00 or the closing share price on the date of acceptance. The repriced options were subject to additional vesting restrictions, which prohibited exercise of any vested option for one year and 50% of the vested options for two years from the date of the repricing.

RESTRICTED STOCK AGREEMENTS

       In fiscal year 1996, the Company entered into restricted stock agreements with the Chairman of the Board and the President and Chief Executive Officer. Pursuant to the agreements, the Company issued 120,000 shares of common stock subject to certain restrictions. Unearned compensation was charged for the market value of the restricted shares, shown as a reduction of common shareholders' equity in the accompanying consolidated balance sheet, and is being amortized ratably over the restricted period. The weighted-average fair value of shares granted during fiscal year 1996 was approximately $10.00 per share. During fiscal years 1997 and 1996, approximately $356,000 and $405,000 respectively, was charged to expense.

PRO FORMA INFORMATION

       Had compensation cost for the Company's two fixed stock option plans and the associate stock purchase plan been determined based on the fair value at the grant dates for awards under those plans consistent with the method of FAS 123, the Company's net loss and loss per share would have increased to the pro forma amounts indicated below:
                                   1997           1996            1995
                                 ---------      ---------       ---------

Net loss           As reported   ($ 9,015)      ($35,058)       ($16,666)
                   Pro forma     ($10,264)      ($36,349)       ($18,244)

Basic and diluted loss
  per share        As reported   ($  0.87)      ($  3.42)       ($  1.70)
                   Pro forma     ($  0.99)      ($  3.55)       ($  1.86)



       The effects of applying FAS 123 in this pro forma disclosure are not indicative of future amounts. The pro forma disclosure does not include awards prior to 1995 or additional awards, which are anticipated to be made in future years.

       The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in fiscal years 1997, 1996 and 1995: dividend yield of zero; expected volatility of 50%, risk-free interest rate of 6.22%, 5.83% and 5.77% respectively; and expected lives of five years.

        ------------------------------------
A summary of the status of the Company's fixed stock option plans as of January 31, 1998, February 1, 1997 and February 3, 1996, and changes during the years ending on those dates, is presented below:

                                                  1997                          1996                              1995
                                         -------------------------    --------------------------       ---------------------------
                                                  Weighted-Average              Weighted-Average                  Weighted-Average
Fixed Options                            Shares    Exercise Price     Shares     Exercise Price         Shares     Exercise Price

Outstanding at beginning of year          871,580         $10.64     416,797             $12.36       1,014,021             $18.48
Granted                                   317,950           4.22     678,751              11.08         203,000              12.75
Exchanged November 4, 1995                      -              -           -                  -        (337,200)             18.26
Issued in exchange on November 4, 1995          -              -           -                  -         224,797              12.00
Exchanged on March 8, 1996                      -              -    (330,000)             12.00               -                  -
Issued in exchange on March 8, 1996             -              -     330,000              10.12               -                  -
Exchanged on March 11, 1997              (687,482)         10.58           -                  -               -                  -
Issued in exchange on March 11, 1997      453,305           5.00           -                  -               -                  -
Exercised                                       -              -           -                  -          (4,300)             18.25
Forfeited                                (106,739)          7.26    (223,968)             12.42        (683,521)             18.49
                                        ----------                 -----------                       ------------
Outstanding at end of year                848,614           5.69     871,580              10.64         416,797              12.36
                                        ==========                 ===========                       ============


Options exercisable at year-end           200,715                    141,961                            231,894
Weighted-average fair value of
  options granted during the year           $2.18                      $5.60                              $6.40


The following table summarizes information about fixed stock options outstanding at January 31, 1998:

                                          Options Outstanding                                  Options Exercisable
                      --------------------------------------------------------------    ---------------------------------

 Range of                  Number           Weighted-Average   Weighted-Average            Number      Weighted Average
 Exercise                Outstanding           Remaining           Average              Exercisable at   Exercise Price
  Prices                 at 1/31/98        Contractual Life     Exercise Price             1/31/98

$2.75-$3.75                74,500              9.5 years            $3.08                   2,000            $3.00
$3.88-$4.63               206,450              9.0 years            $4.43                       0            $0.00
$5.00-$5.13               438,214              7.9 years            $5.01                 136,844            $5.00
$7.63-$18.25              129,450              7.3 years           $11.52                  61,871           $12.21
                      ------------------                                              ----------------
                          848,614                                                         200,715
                      ==================                                              ================


ASSOCIATE STOCK PURCHASE PLAN

       Under the Associate Stock Purchase Plan, the Company is authorized to issue up to 500,000 shares of common stock to its full-time employees. Under the terms of the Plan, during each semiannual subscription period associates can choose to have up to 10 percent of their annual base earnings, up to $25,000, withheld to purchase the Company's common stock. The purchase price of the stock is 85 percent of the lower of its market price at the commencement date or at the termination date of each offering period. During fiscal year 1997, the Company issued 21,901 shares pursuant to this plan. The Company anticipates issuing approximately 25,000 shares for the subscription period ending on June 30, 1998.

12.  SERIES 1993 STOCK RIGHTS
     -------------------------

       Each Series 1993 Stock Right (the "Stock Right") entitles the holder to acquire, at $0.01 per share, shares of common stock, subject to antidilution adjustments, as determined pursuant to a formula which is based on the Company's pro forma utilization of certain tax benefits as defined in the Stock Right Agreements. Shares under the Stock Right Agreements are not available for issuance until vested. During 1995, the Company repurchased 693,949 of its 700,000 outstanding stock rights in exchange for 198,271 shares of newly issued common stock. The aggregate par value of the newly issued common stock was reclassified from additional paid-in capital to common stock. As of January 31, 1998 and February 1, 1997, 6,051 rights were outstanding.

13.  SERIES 1993 WARRANTS
     ---------------------

       Each Series 1993 Warrant entitles the holder to purchase, subject to antidilution adjustments, one share of common stock at $30 per share. The Warrants are callable by the Company at $.01 per Warrant at any time after October 4, 1998 if the average closing price of common stock, subject to antidilution adjustments, for a period of thirty consecutive trading days is equal to or greater than $35 per share. The Warrants expire on October 4, 2000. During fiscal year 1995, 87 warrants were exercised. None were exercised during fiscal years 1997 and 1996. As of January 31, 1998 and February 1, 1997, 432,903 warrants were outstanding and 432,903 shares of common stock were reserved for issuance upon exercise of the warrants.

14.  RIGHTS AGREEMENT
     -----------------

       Pursuant to a Rights Agreement adopted on August 16, 1994, the Company declared a distribution of one purchase right (the "Right") for each share of Common Stock and Preferred Stock then outstanding. Each Right would initially entitle the holder to purchase, subject to adjustment, one one-thousandth share of the Company's Series B Participating Cumulative Preferred Stock, consisting of 55,000 shares authorized, $.10 par value per share, at an exercise price of $75 per one one-thousandth share. Each share of Common Stock and Preferred Stock issued after August 16, 1994 will also have one Right attached. The Rights expire August 16, 2004 and, under certain conditions, may be redeemed by the Company at a price of $.01 per Right. The Rights have no voting or dividend privileges and are not currently separable from the capital stock. The Rights would become exercisable if certain events occurred relating to a person or group (the "Acquiring Person") acquiring or attempting to acquire 20% or more of the outstanding shares of capital stock other than through a qualifying tender offer. Upon the occurrence of such an event, each Right (except the Rights beneficially owned by the Acquiring Person, which become null and void) entitles its holder to purchase for $75 the economic equivalent of Common Stock, or in certain circumstances, securities of the Acquiring Person, or its affiliate, worth twice as much. After there is an Acquiring Person, the Rights may be exchanged, at the election of the Company, for consideration per Right consisting of one-half of the securities that would otherwise be issuable at that time.



15.  IMPAIRMENT OF LONG-LIVED ASSETS AND STORE CLOSINGS
     ---------------------------------------------------

       Effective February 4, 1996, the Company adopted Statement of Financial Accounting Standards No. 121: "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("FAS 121"). FAS 121 requires that the carrying value of long-lived tangible and certain intangible assets be evaluated periodically in relation to the operating performance and estimated future cash flows of the underlying assets. In accordance with FAS 121, the Company recognized a pre-tax charge of $23.6 ($11.7 million in the first quarter of fiscal 1996 and $11.9 million in fourth quarter of fiscal 1996, in connection with the store closings and impairments) to reduce the carrying value of certain of its long-lived tangible and intangible assets to their estimated fair market value. The impaired assets include property and equipment, beneficial lease rights and reorganization value related to under performing stores. The fair value was based on estimated future cash flows to be generated by these stores, discounted at a rate commensurate with the risks involved.

       In January 1997, the Company announced plans to close ten stores during the first quarter of fiscal year 1997 as part of its initiatives to improve profitability. In connection with these closures, the Company recorded in fiscal year 1996 a pretax charge of $10.1 million to cover costs for disposal of inventories ($5.3 million), lease terminations, net ($3.2 million), and other related costs ($1.6 million).

       During fiscal year 1997, approximately $4.8 million was incurred and charged against the accrual for store closings, consisting primarily of cash payments relating to lease terminations. The majority of the January 31, 1998 liability totaling $6.9 million is expected to be paid during fiscal years 1998 and 1999.

       These 10 stores generated 4.6% and 3.9% of the total net sales of the Company during fiscal years 1996 and 1995, respectively. In addition, these stores had operating losses, excluding corporate overhead allocations, of $4.3 million and $1.7 million for fiscal years 1996 and 1995.


16.  INCOME TAXES
     -------------

       The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109: "Accounting for Income Taxes" ("FAS 109"). Under FAS 109, deferred taxes are computed on the difference between the bases of assets and liabilities for tax reporting purposes and their corresponding bases for financial reporting purposes. Deferred tax assets, net of appropriate valuation reserves, may be recorded.

       Temporary differences and carry forwards which give rise to significant deferred tax assets and liabilities are as follows (in thousands):

                                January 31, 1998           February 1, 1997
                              Deferred     Deferred    Deferred    Deferred
                                Tax          Tax         Tax         Tax
                               Asset       Liability    Asset      Liability
                              --------     ---------   --------    ---------
Net operating loss and
 tax credit carry forwards    $74,369      $      -    $ 58,307     $     -
Capital lease obligations      46,943             -      49,959           -
Assets under capital leases         -        39,303           -      45,544
Accrued expenses               33,144             -      37,102           -
Beneficial lease rights        14,800             -      17,161           -
Property and equipment              -        21,155           -      15,359
Inventories                     5,356             -      11,922           -
Financing obligation-sale/
 leaseback                      8,984             -      11,717           -
Other                          10,421             -      10,629           -
                             ----------    ----------  ----------   ---------
Total deferred taxes          194,017        60,458     196,797      60,903
Valuation allowance         (  78,034)            -   (  81,318)          -
                             ----------    ----------  ----------   ---------
Net deferred taxes           $115,983      $ 60,458    $115,479     $60,903
                             ==========    ==========  ==========   =========

       The consummation of the POR resulted in a change in ownership for federal income tax purposes. Subsequent to the POR, a second change in ownership occurred for federal income tax purposes. As a result, the Company's ability to utilize its net operating loss and tax credit carry forwards is subject to an annual limitation of $15.8 million. This limitation may be changed if additional changes in ownership (generally determined by the creation of new 5% equity ownership blocks, accumulating to 50%, over a rolling three year period) are deemed to occur subsequent to the second ownership change. For fiscal years 1996 and 1997, the Company generated estimated net operating tax loss carry forwards of $19.7 million. Total deferred tax assets as of January 31, 1998, include $78.0 million of deferred tax assets which arose before Company's emergence from bankruptcy and which have been fully reserved. For financial reporting purposes, any benefit derived from the reduction of the valuation allowance related to deferred tax assets in existence at October 4, 1993 will not be credited to the tax provision, but instead will ultimately reduce Reorganization Value.

       Federal income tax carry forwards at January 31, 1998 consisted of $3.0 million of Alternative Minimum Tax credits which do not expire, and net operating losses and general business credits which expire as follows (in thousands):

                                       Net Operating             Tax
                                          Losses               Credits
                                      -------------------------------------
  Fiscal years:
  2000                                $     -                 $   413
  2001                                      -                     797
  2002                                      -                     664
  2003                                      -                   1,369
  2004                                    329                   2,196
  2005                                      -                   1,547
  2006                                 60,901                     949
  2007                                 56,848                     797
  2008                                 10,954                     944
  2009                                      -                     174
  2010                                      -                     492
  2011                                 21,519                       -
  2012                                 19,661                       -
                                     -------------------------------------
                                     $170,212                 $10,342
                                     =========                ========



       The provision (benefit) for income taxes consists of the following components (in thousands):
                                            Fiscal Year Ended
                                January 31,      February 1,      February 3,
                                   1998             1997             1996
                               -------------------------------------------------
Current provision:
  Federal                       ($ 3,096)        ($ 3,673)         $     227
  State and local               (    301)        (    587)                23
                               --------------  ---------------   ---------------
                                (  3,397)        (  4,260)               250
Deferred provision:
  Federal                       (    865)        (  9,159)          (  9,986)
  State and local               (     84)        (  3,173)          (  1,274)
                               --------------  ---------------   ---------------
                                (    949)        ( 12,332)          ( 11,260)
Amount to be applied to
 reorganization value              2,546            2,592             14,197
                               --------------  ---------------   ---------------
Total tax provision (benefit)   ($ 1,800)        ($14,000)           $ 3,187
                               ==============  ===============   ===============

       The income tax provision in each of the periods presented reflects an effective tax rate that differs from the statutory federal income tax rate for those periods. For net earnings (loss) from operations before extraordinary items, the table below reconciles the federal statutory rate to the effective tax rate.

                                         Fiscal Year Ended
                                January 31, February 1, February 3,
                                   1998        1997        1996
                               ----------------------------------------
Statutory tax rate               (35.0%)      (35.0%)     (35.0%)
State and local income taxes,
 net of federal tax benefit      ( 0.6 )      ( 2.7 )       3.7
Goodwill                          18.9          5.8        20.1
Targeted jobs credit
 and other, net                    0.1          0.6         0.7
Change in control costs              -            -        34.2
                                 -------      -------     -------
Effective tax rate               (16.6%)      (31.3%)      23.7%
                                 =======      =======     =======

       The IRS is nearing completion of its audit of fiscal years 1991, 1992 and 1993. The Company has filed a Protest to certain adjustments proposed by the IRS. The Company does not believe the final adjustments resulting from this examination would have a material adverse effect on the Company's financial condition.

17.  EARNINGS PER SHARE
     -------------------

       In fiscal year 1997, the Company adopted Statement of Financial Accounting Standards Number 128, "Earnings per Share" ("FAS 128"). FAS 128 requires the presentation of "basic" earnings per share (income applicable to common shareholders divided by the weighted-average number of common shares outstanding during the period) and "diluted" earnings per share (which gives effect to all dilutive potential common shares that were outstanding during the period). All prior-period earnings per share data have been restated to conform to FAS 128. Basic and diluted earnings per share are the same for the periods ended January 31, 1998, February 1, 1997 and February 3, 1996, as all common stock equivalents are antidilutive, due to the net loss incurred during these periods.

       Basic earnings per share was computed based on the weighted average number of common shares assumed to be outstanding during each period. Such shares amounted to 10,387,080, 10,252,022 and 9,809,675 for fiscal years 1997,
1996 and 1995, respectively.

       If the impact would be dilutive, the following securities would be included in the calculation of diluted earnings per share: preferred stock, stock options, series 1993 Warrants and stock rights (contingently issuable as described in Note 14).

18.  COMMITMENTS AND CONTINGENCIES
     ------------------------------

       In September 1995, the Company and HDSC filed a suit in the Court of Chancery of the State of Delaware against the former members of the Board of Directors (the "Former Directors") of the Company. That action seeks, among other things, recovery of damages caused by the breach by the Former Directors of their fiduciary duties to shareholders arising from the refusal of the Former Directors to approve the change in control which took place on July 5, 1995 (the "1995 Change of Control") following the election of seven replacement directors by the shareholders of the Company. In October 1995 the defendants filed a motion to dismiss the suit. In February 1996, the court granted a motion of the Former Directors to stay discovery pending the outcome of their motion to dismiss. In March 1997, the court denied the Former Directors' motion to dismiss.

       In April 1997, three of the Former Directors, Michael Bozic, Norman S. Matthews and John G. Reen, filed a counterclaim against the Company and the seven replacement directors seeking damages of not less than $2.5 million for breach of contract, unjust enrichment and intentional interference with contractual relations arising out of allegations that the Company improperly failed to honor their request to exercise stock options. The Company believes the counterclaim is without merit and has denied the allegations and asserted various defenses. Discovery is ongoing in the case.

       In August 1995, in the Court of Chancery of the State of Delaware, three shareholders of the Company, Gayle Dolowich, Ivan J. Dolowich and Joseph Weiss, filed a class action lawsuit against the seven new directors of the Company elected at the 1995 annual meeting, Dickstein Partners Inc. ("Dickstein Partners") and the Company. In November 1995, the plaintiffs amended their complaint to include a shareholder's derivative cause of action against the Former Directors for breach of their fiduciary duties to the Company and its shareholders. In the amended complaint, the plaintiffs claim (under Section 225 of the Delaware Corporation Code) that in connection with Dickstein Partners effort to solicit proxies in support of the election of its nominees for directors of the Company, Dickstein Partners issued a number of false and misleading statements regarding its offer to acquire all of the Company's shares it did not already own. On the Section 225 claim, the plaintiffs seek an order nullifying the election of directors and declaring there has been "no change of control" of the Company. The derivative cause of action seeks damages against the Former Directors. In January 1996 in the same Delaware Chancery Court, another shareholder, Peter M. Fusco, filed a substantially similar class action and shareholder derivative suit against the parties named in the Dolowich suit. The Former Directors filed a motion to dismiss the Dolowich and Fusco suits, and in March 1997 the court denied that motion.

       The Company is also involved in various suits and claims in the ordinary course of business.

       Management does not believe that the disposition of such suits and claims will have a material adverse effect upon the continuing operations and financial position of the Company.

19.  CHANGE IN CONTROL
     ------------------

       On July 5, 1995, following a proxy contest in connection with the annual meeting of shareholders held on June 23, 1995, nominees of Dickstein Partners were certified as being elected to the Board of Directors. The Company reimbursed Dickstein Partners for, or directly paid, approximately $1.9 million in third-party fees and expenses incurred or committed to by Dickstein Partners in connection with the proxy contest and the related acquisition proposal of Dickstein Partners. This amount included $1.0 million paid by the Company to the financial advisor of Dickstein Partners, in respect of the advisor's proposal to refinance the indebtedness of the Company accelerated as a result of the election of the Dickstein Partners nominees. These costs are included in the Consolidated Statements of Operations in costs related to change in control.

       In connection with the change in control, the Company recognized $45.5 million in expense, including $31.0 million related to severance and retirement payments, including certain taxes attributable thereto, to six senior executives, a consultant to the Company and approximately twenty associates of the Company, $6.0 million paid to holders of the Senior Notes, and legal and other miscellaneous change in control costs.


20.  SELF-TENDER FOR COMMON STOCK
     -----------------------------

       In August 1994, Dickstein Partners, L.P., et al. ("Dickstein") commenced a consent solicitation to replace four members of the then current Board of Directors with Dickstein nominees. In response to the Dickstein consent solicitation, the Company's Board of Directors announced a program to enhance shareholder value, including the approval of a self-tender to purchase up to 3,000,000 common shares at $25 per share in cash. Effective February 21, 1995, the Company accepted for payment 3,000,000 shares of Common Stock which were validly tendered pursuant to the Company's offer, and for which payment of $75,000,000 was made in March 1995. The excess of the purchase price over the original issue price of the Common Stock, or $15,000,000, was charged to retained earnings. In connection with this offer, 561,863 shares of Preferred Stock were converted to Common Stock.


21.  STATEMENTS OF CASH FLOWS
     -------------------------

Supplemental disclosures of cash flow information are presented in the table below:
                                    Fiscal Year    Fiscal Year     Fiscal Year
                                       Ended          Ended           Ended
                                     January 31,    February 1,     February 3,
(in thousands)                          1998           1997            1996
                                   ---------------------------------------------
NONCASH INVESTING AND
 FINANCING ACTIVITIES:

 Preferred stock conversions
  to common stock                    $ 1,733         $ 4,694          $39,508
 Capital lease obligations, net            -           3,735                -

CASH PAID:

 Interest                             50,059          50,122           38,655
 Income taxes                       (    834)       (  8,956)          17,877




22.  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)
     -------------------------------------------


(in thousands,                First         Second       Third        Fourth
except per share amounts)    Quarter       Quarter      Quarter      Quarter
                            --------------------------------------------------
FISCAL YEAR 1997
----------------
Net sales                   $353,504      $349,269     $434,555     $630,946
                           =========     =========    =========    =========
Gross profit                $ 96,784      $ 86,148     $115,101     $163,906
                           =========     =========    =========    =========
Net earnings (loss) (2)     ($ 9,820)     ($16,119)     ($3,946)    $ 20,870 (1)
                           =========     =========    =========    =========

Basic earnings (loss)
  per common share        ($   0.95)      ($  1.56)     ($ 0.38)    $   2.00
                          ==========      =========    ==========   =========
Diluted earnings (loss)
  per common share (3)    ($   0.95)      ($  1.56)     ($ 0.38)    $   1.84
                          ==========      =========    ==========   ==========


FISCAL YEAR 1996
----------------
Net sales                  $370,248        $388,600      $460,983   $658,646
                          =========       =========     =========  =========
Gross profit               $ 99,263       $  97,691      $120,831   $168,339
                          =========       =========     =========  =========
Loss before
 extraordinary loss       ($ 14,738)      ($ 10,321)    ($  2,804) ($  2,917)
                          =========       =========     =========  =========
Net loss (2)              ($ 14,738)      ($ 12,367)    ($  5,036) ($  2,917)
                          =========       ==========    =========  =========

Basic loss per common share:
 Loss before
  extraordinary loss     ($   1.45)       ($   1.01)    ($   0.27) ($   0.28)

 Extraordinary loss            -          (    0.20)    (    0.22)       -
                         -----------     ------------   ----------- ----------
 Net loss                ($   1.45)       ($   1.21)    ($   0.49) ($   0.28)
                         ===========     ============   =========== ==========

Diluted loss per common share:
 Loss before
  extraordinary loss     ($   1.45)       ($   1.01)    ($   0.27) ($   0.28)

 Extraordinary loss            -          (    0.20)    (    0.22)       -
                         ------------    ------------  ------------ ----------
 Net loss                ($   1.45)       ($   1.21)    ($   0.49) ($   0.28)
                         ============    ============  ============ ==========


(1) Operating expenses for the fourth quarter and fiscal year ended January 31, 1998 included approximately $0.5 million of business process reengineering costs, incurred primarily during fiscal year 1997 in connection with the Company's systems replacement initiatives, and charged to earnings as required by Emerging Issues Task Force Issue 97-13 "Accounting for Costs Incurred in Connection with a Consulting Contract or an Internal Project That Combines Business Process Reengineering and Information Technology Transformation".

(2) In fiscal year 1997, the Company modified its approach to calculate the interim income tax benefit compared with the approach used in fiscal year 1996. The Company believes the approach used more appropriately reflects income taxes on a quarterly basis for 1997. Had the 1997 approach been used in 1996, the income tax provision for the fourth quarter would have been reduced, and the net loss decreased, by approximately $9.9 million or $0.96 per share, respectively.

       In the fourth quarter of fiscal year 1996, income tax expense included a charge of $22.8 million as the result of a lower full year effective rate than the estimated used in the first three-quarters of the fiscal year.

(3) Diluted average shares outstanding used in the quarterly earnings per share calculations, excluding the fourth quarter in fiscal year 1997, do not include Preferred Shares, as the effect of the inclusion of such additional shares would be anti-dilutive.

                      HILLS STORES COMPANY AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In Thousands)

                                                                                October 31,          November 1,
                                                                                   1998                 1997
                                                                               -------------        -------------
                                                                                (unaudited)          (unaudited)
ASSETS
Current assets:
     Cash and cash equivalents                                                    $17,070              $20,078
     Accounts receivable, net                                                      47,513               63,737
     Inventories                                                                  552,079              522,118
     Deferred and interim tax assets                                                 -                  57,372
     Other current assets                                                           5,847                5,184
                                                                               ------------         ------------
             Total current assets                                                 622,509              668,489

     Property and equipment, net                                                  176,231              175,201
     Property under capital leases, net                                           102,178              104,791
     Beneficial lease rights, net                                                   5,506                6,273
     Other assets, net                                                             64,296               35,462
     Deferred tax asset                                                              -                  13,289
     Reorganization value in excess of amounts allocable to
        identifiable assets, net                                                   84,846               93,110
                                                                               ------------         ------------
                                                                               $1,055,566           $1,096,615
                                                                               ============         ============

LIABILITIES AND SHAREHOLDERS'EQUITY
Current liabilities:
     Current portion of capital leases                                            $11,693               $8,580
     Borrowings under secured credit facility (Note 3)                            224,000              136,000
     Accounts payable, trade                                                      188,128              202,556
     Other accounts payable and accrued expenses                                   91,732               86,398
                                                                               ------------        ------------
             Total current liabilities                                            515,553              433,534

     Long-term debt                                                               195,000              195,000
     Capital lease and other financing obligations                                143,900              148,608
     Other liabilities                                                             90,456              104,366

     Preferred stock, at mandatory redemption value (Note 4)                       18,086               18,317

     Common shareholders' equity:                                                  92,571              196,790
                                                                               ------------        ------------
                                                                               $1,055,566           $1,096,615
                                                                               ============        ============

           (See Notes to Condensed Consolidated Financial Statements)

                      HILLS STORES COMPANY AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)
                     (In Thousands, Except Per Share Amounts)


                                                                                            Thirty-nine
                                                                                            Weeks Ended
                                                                                ----------------------------------
                                                                                October 31,           November 1,
                                                                                    1998                  1997
                                                                                -------------         -------------
Net sales                                                                        $1,119,879             $1,137,328
Cost of sales                                                                       828,940                839,295
Selling and administrative expenses                                                 323,678                304,172
Amortization of reorganization value in excess of
   amounts allocable to identifiable assets                                           4,266                  4,388
                                                                                -------------          ------------
Operating earnings (loss)                                                           (37,005)               (10,527)

Interest expense, net (Note 5)                                                      (39,406)               (36,558)
                                                                                -------------          ------------
Loss before income taxes                                                           ($76,411)              ($47,085)

Income tax benefit (provision) (Note 6)                                             (49,600)                17,200
                                                                                -------------          ------------
Net loss                                                                          ($126,011)              ($29,885)
                                                                                =============          ============


Basic and diluted loss per common share (Note 7):                                   ($12.04)                ($2.87)
                                                                                =============          ============








           (See Notes to Condensed Consolidated Financial Statements)


                      HILLS STORES COMPANY AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)
                                 (In Thousands)

                                                                                     Thirty-nine
                                                                                     Weeks Ended
                                                                           --------------------------------
                                                                             October 31,       November 1,
                                                                              1998              1997
                                                                           --------------    --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                                                     ($126,011)         ($29,885)
Adjustments to reconcile net loss to net cash used for operating activities:
     Depreciation and amortization                                              30,666            27,523
     Amortization of deferred financing costs                                    1,129             1,883
     Amortization of reorganization value in excess of amounts
        allocable to identifiable assets                                         4,266             4,388
     Deferred and interim income taxes                                          55,525           (16,085)
     Loss on disposal of fixed assets                                                -                67
     Increase in accounts receivable and other
        current assets                                                         (25,949)          (39,460)
     Increase in inventories                                                  (211,360)         (180,641)
     Increase in accounts payable,
        accrued expenses and other liabilities                                  83,984            94,749
     Other, net                                                                    489                82
                                                                           --------------    --------------
         Net cash used for operating activities                               (187,261)         (137,379)

CASH FLOWS FROM INVESTING ACTIVITIES:
     Capital expenditures                                                      (14,765)          (20,298)
     Deferred software expenditures                                            (26,228)          (19,018)
                                                                           --------------    --------------
         Net cash used for investing activities                                (40,993)          (39,316)

CASH FLOWS FROM FINANCING ACTIVITIES:
     Borrowings under revolving credit facility, net                           224,000           136,000
     Principal payments under capital lease and other financing obligations     (6,199)           (4,706)
     Payment of term note                                                      (10,000)                -
     Other financing activities                                                      -              (684)
                                                                           --------------    --------------
         Net cash provided by financing activities                             207,801           130,610
                                                                           --------------    --------------
         Net decrease in cash and cash equivalents                             (20,453)          (46,085)
         Cash and cash equivalents at beginning of period                       37,523            66,163
                                                                           --------------    --------------
         Cash and cash equivalents at end of period                            $17,070           $20,078
                                                                           ==============    ==============
NONCASH INVESTING AND FINANCING ACTIVITIES:
     Capital lease investments and obligations                                  $6,998               $ -
                                                                           ==============    ==============

           (See Notes to Condensed Consolidated Financial Statements)

HILLS STORES COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THIRTY-NINE WEEKS ENDED OCTOBER 31, 1998 AND NOVEMBER 1, 1997
--------------------------------------------------------------------------------

1.  BASIS OF PRESENTATION
    -----------------------

       During the thirty-nine weeks ended October 31, 1998, Hills Stores Company (the "Company") operated, through its wholly owned subsidiary Hills Department Store Company ("HDSC"), a chain of 155 discount department stores located primarily in the Great Lakes and Ohio Valley regions of the United States. The condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant inter-company transactions and balances have been eliminated. The information furnished reflects all normal recurring adjustments that are, in the opinion of management, necessary to present a fair statement of the results for the interim period.

       The accompanying unaudited condensed consolidated financial statements are presented in accordance with the requirements of Form 10-Q and consequently do not include all the disclosures normally required by generally accepted accounting principles nor those normally made in the Company's annual Form 10-K filing. Reference should be made to the Company's Annual Report on Form 10-K for additional disclosures, including a summary of the Company's accounting policies. Certain prior year amounts have been reclassified to conform to the current year presentation. The Company's business is seasonal in nature and the results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the full fiscal year. The fourth quarter of each fiscal year provides the most significant portion of the Company's annual sales and most or all of its operating earnings, with operating earnings particularly concentrated in the Christmas selling season.

2.  TENDER OFFER AND PROPOSED MERGER
    ---------------------------------

       On November 12, 1998, the Company signed a definitive agreement with HSC Acquisition Corp. and Ames Department Stores, Inc. (Ames) providing for the acquisition of the Company by Ames. That transaction is contingent on Ames' successful completion of its tender offer to the Company's shareholders and noteholders, and on Ames successfully obtaining final financing, and on regulatory approval and other customary closing conditions. The Board of Directors of the Company has recommended that the Company's stockholders tender their shares to Ames in the offer.

3.  SECURED CREDIT FACILITY AND RECENT DEVELOPMENTS
    ------------------------------------------------

       On September 30, 1998, the Company and its lenders modified the terms of its secured credit facility increasing the facility to $340 million from $300 million. Other enhancements include an increased advance rate, improvements in the calculation of eligible assets on which to base maximum borrowings, the elimination of the annual "clean-up" requirement, and a modest improvement in interest rate brackets.

       Effective October 31, 1998, the Company and its lenders further modified the terms of its secured credit facility to amend the definition of actual "adjusted tangible net worth" to increase the calculation of actual adjusted tangible net worth by the amount of non-cash valuation reserves applicable to deferred and interim tax assets.

       The Company has since mid-1998 experienced a substantial erosion in sales and a resulting substantial erosion in operating results and cash flow. Sales in the third quarter of fiscal year 1998 declined by approximately 8%, sales for November declined by approximately 10%, and sales in the first two weeks of December declined by approximately 13%. These declines have resulted in the need to increase substantially the Company's use of and reliance on its secured credit facility, made possible, in part, through the recent agreed modifications to the facility.

       Based on recent operating trends, the Company expects that it will fail the rolling twelve months cash flow maintenance covenant effective as of the end of the current fiscal year on January 30, 1999, as required by its secured credit facility. Such non-compliance, absent a waiver by the secured lenders, would constitute an event of default under the agreement. The prospect of such non-compliance could also be deemed to constitute a material adverse effect, resulting in an event of default. An event of default would result in potential acceleration of repayment by the lenders, among other remedies available.

       The Company's Senior Notes indenture and certain other obligations of the Company contain cross-default provisions, which might also cause repayment acceleration of the Senior Notes or other obligations due to an event of default under the secured credit facility.

       If the Ames tender offer is not successful (see Note 2 above), and the Company's recent operating trends continue, there is a substantial prospect that the Company would be required to seek protection under federal bankruptcy laws in the near term.

4.  HILLS STORES SERIES A CONVERTIBLE PREFERRED STOCK
    --------------------------------------------------

       During the thirty-nine weeks ended October 31, 1998, 6,178 shares of the Company's Series A Convertible Preferred Stock ($20 mandatory redemption value) were converted to the Company's Common Stock on a share for share basis.

5.  INTEREST EXPENSE
    -----------------

Interest expense is stated net of the following (in thousands):

                                       Thirty-Nine Weeks Ended
                                     ---------------------------
                                       October 31,  November 1,
                                          1998         1997

Interest income                         $   77        $  467
Capitalized interest                     1,427           699
                                        -------       -------
Total for each period                   $1,504        $1,166
                                        =======       =======

       Capitalized interest relates to the Company's program to replace its primary information systems occurring in fiscal years 1997 through 1999.

6.  INCOME TAXES
    ------------

Income tax benefit (provision) consisted of the following (in thousands):

                                         Thirty-Nine Weeks Ended
                                         ------------------------
                                          October 31,   November 1,
                                             1998          1997

Interim tax benefit
  related to losses
  before income taxes                      $29,900       $17,200

Reversal of accrued tax
  liabilities                                5,925          -

Valuation allowances on
  deferred and interim tax
  assets                                  ( 85,425)         -
                                         ------------ -----------
Total                                     ($49,600)      $17,200
                                         ============ ===========



       As the result of substantial resolution of a federal tax audit covering fiscal years 1991-1993, the Company has determined that certain previously recorded tax liabilities are no longer required. Accordingly, effective October 31, 1998, the Company reversed approximately $5.9 million of accrued tax liabilities (previously included in Other liabilities - non current) that had been established after October 4, 1993, the effective date of confirmation of the Company's Plan of Reorganization in its Chapter 11 bankruptcy proceedings ("Emergence Date").

       Effective October 31, 1998, the Company recorded valuation allowances of approximately $85.4 million on all post-emergence deferred and interim tax assets. These allowances were established to reflect the Company's opinion that the realization of the deferred tax assets is uncertain as a result of continuing sales declines and related pre-tax losses.

       The Company calculates its provision for interim income taxes (before valuation allowance) in accordance with Accounting Principles Board Opinion No.
28. This usually calls for the application of the estimated full year tax rate to interim pretax accounting income. In circumstances when the usual approach would cause an unrealistically high interim tax benefit rate or other unreasonable tax results (which is the case for the interim periods of fiscal years 1997 and 1998), the interim tax provision is calculated by applying the appropriate Federal and State statutory tax rates to taxable book income. The Company expects to employ this approach until it is no longer reasonably possible that an unreasonably large interim tax benefit (before valuation allowance) rate would occur. The measurement of interim income taxes has no effect on the amount of income tax expense for the full year.

7.  EARNINGS PER SHARE
    -------------------

       Statement of Financial Accounting Standards Number 128, "Earnings per Share" ("FAS 128") requires the presentation of "basic" earnings per share (income applicable to common shareholders divided by the weighted-average number of common shares outstanding during the period) and "diluted" earnings per share (which gives effect to all dilutive potential common shares that were outstanding during the period). All prior-period earnings per share data have been restated to conform to FAS 128. Basic and diluted earnings per share are the same for the thirty-nine week periods ended October 31, 1998 and November 1, 1997, as all common stock equivalents are antidilutive, due to the net loss incurred during these periods.

       Basic loss per share for the thirty-nine week periods ended October 31, 1998 and November 1, 1997 was computed based on the weighted average number of common shares assumed to be outstanding during the period of 10,464,345 and 10,373,499 shares, respectively.

       If the impact would be dilutive, the following securities would be included in the calculation of diluted earnings per share: preferred stock, stock options, series 1993 Warrants and stock rights.


8.  COMMITMENTS AND CONTINGENCIES
    ------------------------------

       In September 1995, the Company and HDSC filed a suit in the Court of Chancery of the State of Delaware against the former members of the Board of Directors (the "Former Directors") of the Company. That action seeks, among other things, recovery of damages caused by the breach by the Former Directors of their fiduciary duties to shareholders arising from the refusal of the Former Directors to approve the change in control which took place on July 5, 1995 following the election of seven replacement directors by the shareholders of the Company. In October 1995, the defendants filed a motion to dismiss the suit. In February 1996, the court granted a motion of the Former Directors to stay discovery pending the outcome of their motion to dismiss. In March 1997, the court denied the Former Directors' motion to dismiss.

       In April 1997, three of the Former Directors, Michael Bozic, Norman S. Matthews and John G. Reen, filed a counterclaim against the Company and the seven replacement directors seeking damages of not less than $2.5 million for breach of contract, unjust enrichment and intentional interference with contractual relations arising out of allegations that the Company improperly failed to honor their request to exercise stock options. The Company believes the counterclaim is without merit and has denied the allegations and asserted various defenses. Discovery is ongoing in the case.

       In August 1995, in the Court of Chancery of the State of Delaware, three shareholders of the Company, Gayle Dolowich, Ivan J. Dolowich and Joseph Weiss, filed a class action lawsuit (the "Dolowich suit") against the seven new directors of the Company elected at the 1995 annual meeting, Dickstein Partners Inc. ("Dickstein Partners") and the Company. In November 1995, the plaintiffs amended their complaint to include a shareholder's derivative cause of action against the Former Directors for breach of their fiduciary duties to the Company and its shareholders. In the amended complaint, the plaintiffs claim (under
Section 225 of the Delaware Corporation Code) that in connection with Dickstein Partners effort to solicit proxies in support of the election of its nominees for directors of the Company, Dickstein Partners issued a number of false and misleading statements regarding its offer to acquire all of the Company's shares it did not already own. On the Section 225 claim, the plaintiffs seek an order nullifying the election of directors and declaring there has been "no change of control" of the Company. The derivative cause of action seeks damages against the Former Directors. In January 1996, in the same Delaware Chancery Court, another shareholder, Peter M. Fusco, filed a substantially similar class action and shareholder derivative suit (the "Fusco suit") against the parties named in the Dolowich suit. The Former Directors filed a motion to dismiss the Dolowich and Fusco suits, and in March 1997 the court denied that motion.

       The Company is also involved in various suits and claims in the ordinary course of business. Management does not believe that the disposition of such suits and claims will have a material adverse effect upon the continuing operations and financial position of the Company.

                    UNAUDITED PRO FORMA FINANCIAL INFORMATION

       The following unaudited pro forma combined condensed financial statements give effect to the acquisition of Hills Stores Company ("Hills") by Ames Department Stores, Inc. (the "Company"), through its wholly-owned subsidiary, HSC Acquisition Corp. ("HSC"). The acquisition of Hills by the Company (the "Hills Acquisition") was consummated pursuant to an Agreement and Plan of Merger, dated as of November 12, 1998, by and among the Company, HSC, and Hills.

     In consummation of the acquisition, a total of $114.5 million was disbursed as follows:
       i) $12.7 million to common shareholders representing 81.3% of shares outstanding
       ii) $1.0 million to shareholders of Series A preferred stock representing 74.4% of shares outstanding
       iii)$100.8 million to holders of senior subordinated notes of Hills representing 73.9% of the notes outstanding

       The Hills Acquisition was funded by cash provided by operations and by the Amended and Restated Credit Agreement dated December 31, 1998 between BankAmerica Business Credit, Inc., as Agent, the lenders party thereto, and the Company.

       The Hills Acquisition will be accounted for under the purchase method of accounting, and as such, the final calculated purchase price will be allocated to the fair value of tangible assets and the excess of cost over net assets acquired.

       The pro forma condensed consolidated balance sheet as of October 31, 1998 assumes the acquisition took place on that date and is based on the respective unaudited historical condensed consolidated balance sheets, reported on both the Company's and Hills' Form 10-Q, filed with the SEC. The pro forma adjustments record the pro forma purchase price of $130.0 million, which includes professional fees and other costs, and allocate the pro forma purchase price to the assets acquired and the liabilities assumed based on their preliminary estimated fair market values on the date of acquisition.

       The pro forma condensed consolidated statements of operations for the thirty-nine weeks ended October 31, 1998 and for the fiscal year ended January 31, 1998 ("Fiscal 1997") assume that the transaction was consummated at the beginning of Fiscal 1997, and are based on the respective historical consolidated statements of operations, reported on both the Company's and Hills' Form 10-Q and Form 10-K.

       The unaudited pro forma financial information and related notes are provided for informational purposes only and are not necessarily indicative of what the Company's actual financial position or results of operations would have been had the foregoing transaction been consummated on such dates, nor does it give effect to the synergies, cost savings and other charges expected to result from the Hills Acquisition. Accordingly, the pro forma financial information does not purport to be indicative of the Company's financial position or results of operations as of the date hereof or for any period ended on the date hereof or as of or for any other future dates or periods.

              Ames Department Stores, Inc. and Hills Stores Company
        Unaudited Pro Forma Combined Condensed Consolidated Balance Sheet
                             As Of October 31, 1998
                                 (In thousands)

                                                              Historical                  Proforma Adjustments       Pro Forma
                                                        --------------------------    ----------------------------
                                                            Ames           Hills       Conforming (1)*Acquisition     Combined
ASSETS
Current Assets:
     Cash and short-term investments                     $ 28,421       $ 17,070       $     -        $   -          $ 45,491
     Receivables                                           60,655         47,513             -  (a)     (3,600)       104,568
     Merchandise inventories                              611,216        552,079             -  (b)   (219,560)       943,735
     Prepaid expenses and other current assets             18,807          5,847             -            -            24,654
                                                         ---------      ----------     ---------      ----------    ----------
          Total current assets                            719,099        622,509             -        (223,160)     1,118,448

Fixed assets, net                                         133,518        278,409             -  (c)    (39,134)       372,793
Beneficial lease rights, net                                 -             5,506             -  (d)     70,800         76,306
Other assets and deferred charges                          12,918         64,296             -  (e)    (49,358)        27,856
Reorganization value in excess of revalued net assets        -            84,846             -  (f)    (84,846)          -
Purchase price in excess of fair market value of
   assets acquired                                           -              -                -  (g)    287,286        287,286
                                                         ---------    -----------       --------      ----------    ----------
Total Assets                                            $ 865,535    $ 1,055,566       $     -       $ (38,412)   $ 1,882,689
                                                         =========    ===========       ========      ==========    ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
     Accounts payable, trade                            $ 256,130      $ 188,128       $     -        $   -         $ 444,258
     Note payable - revolver                              136,057        224,000             -  (h)   (360,057)          -
     Current portion of long-term debt and capital
        lease obligations                                   6,277         11,693             -            -            17,970
     Self-insurance reserves                               32,092           -             32,710(i)       -            64,802
     Other accounts payable and accrued expenses          136,463         91,732          42,598(j)     37,566        308,359
     Store and other facilities closing reserves            9,781           -              6,692(k)     48,181         64,654
                                                         ---------      ---------      ---------      ---------     ----------
                Total current liabilities                 576,800        515,553          82,000      (274,310)       900,043

Note payable - revolver                                      -              -                -  (h)    484,830        484,830
Long term debt                                               -           195,000             -  (l)   (144,125)        50,875
Capital lease and other financing obligations              43,996        143,900             -  (m)      5,850        193,746
Other long-term obligations                                 8,577         90,456         (82,000)(n)       -           17,033
Unfavorable lease liability                                14,261           -                -             -           14,261
Excess of revalued net assets over equity under
   fresh-start reporting                                   25,559           -                -             -           25,559

Stockholders' Equity                                      196,342        110,657             -  (o)   (110,657)       196,342
                                                         ---------      ---------       --------     ----------   ------------
Total Liabilities and Stockholders' Equity              $ 865,535    $ 1,055,566        $    -       $ (38,412)   $ 1,882,689
                                                         =========     ==========       ========     ==========   ============

* All letter references correspond to Note 1.

              Ames Department Stores, Inc. and Hills Stores Company
   Unaudited Pro Forma Combined Condensed Consolidated Statement of Operations
                   For The Nine Months Ended October 31, 1998
                      (In thousands, except per share data)


                                                                    Historical               Pro Forma Adjustments       Proforma
                                                            ---------------------------   ---------------------------
                                                                Ames          Hills       Conforming(2)*  Acquisition    Combined
                                                                                           ----------      -----------   -----------

                                                              39 weeks       39 weeks
                                                              -----------   -----------
        NET SALES                                             $ 1,634,533   $ 1,119,879    $     -          $     -     $ 2,754,412

        COSTS, EXPENSES AND (INCOME):
Cost of merchandise sold                                        1,176,165       828,940     (8,813) (a)           -       1,996,292
Selling, general and administrative expenses                      441,264       323,678    (11,492) (b)           -         753,450
Leased department and other operating income                      (20,443)            -    (10,361) (b)           -         (30,804)
Depreciation and amortization expense                              13,051             -     30,666 (abc)      3,576          47,293
Amortization of the excess of revalued net assets over equity
        under fresh-start reporting                                (4,615)            -          -                -          (4,615)
Amortization of reorganization value in excess
        of reval. net assets                                            -         4,266          -  (d)      (4,266)              -
Amortization of purchase price in excess of revalued assets acquired    -             -          -  (d)       8,619           8,619
Interest and debt expense, net                                      9,093        39,406          -  (e)      (6,020)         42,479

                                                            --------------   -----------   ----------      -----------   -----------

        INCOME (LOSS) BEFORE INCOME TAXES                        $ 20,018     $ (76,411)         -           (1,909)       (58,302)
Income tax benefit (provision)                                     (7,523)      (49,600)         -       (f) 29,433        (27,690)
                                                            --------------   -----------   ----------      -----------   -----------

        NET INCOME (LOSS)                                        $ 12,495   $  (126,011)    $    -         $ 27,525     $  (85,991)
                                                            ==============   ===========   ==========     ===========   ===========

        BASIC NET INCOME (LOSS) PER COMMON SHARE
Income (loss)                                                      $ 0.55     $ (12.04)                                    $ (3.76)
Weighted average common shares                                     22,885       10,464                                      22,885
                                                            ==============  ===========                                 ===========


        DILUTED NET INCOME (LOSS) PER COMMON SHARE**
Income (loss)                                                      $ 0.52
Weighted average common and common equivalent shares               24,141
                                                            ==============


* All letter references correspond to Note 2.
** The Pro forma Combined Company and Hills diluted loss per share is the same as basic loss per share due to the net loss incurred during the period.



              Ames Department Stores, Inc. and Hills Stores Company
   Unaudited Pro Forma Combined Condensed Consolidated Statement of Operations
                       For The Year Ended January 31, 1998
                      (In thousands, except per share data)


                                                                     Historical               Pro Forma Adjustments       Proforma
                                                             ---------------------------   ---------------------------
                                                                Ames          Hills       Conforming (2)*  Acquisition   Combined
                                                                                          ----------------------------- -----------
                                                               53 weeks       52 weeks
                                                             ---------------------------

    NET SALES                                                 $ 2,233,118    $ 1,768,274   $     -         $     -     $ 4,001,392

    COSTS, EXPENSES AND (INCOME):
Cost of merchandise sold                                        1,604,364      1,306,335   (11,224) (a)          -       2,899,475
Selling, general and administrative expenses                      580,918        418,512   (10,875) (b)          -         988,555
Leased department and other operating income                      (26,494)             -   (14,746) (b)          -         (41,240)
Depreciation and amortization expense                              14,250              -    36,845  (abc)    4,805          55,900
Amortization of the excess of revalued net assets over equity
    under fresh-start reporting                                    (6,153)             -         -               -          (6,153)
Amortization of reorganization value in excess of
    revalued net assets                                                 -          5,850         -  (d)     (5,850)              -
Amortization of purchase price in excess of revalued
    assets acquired                                                     -              -         -  (d)     11,491          11,491
Interest and debt expense, net                                     11,600         48,392         -  (e)     (8,246)         51,746
Store closing charge                                                1,000              -         -               -           1,000
                                                             -------------    -----------   -----------   ----------    -----------

    INCOME (LOSS) BEFORE INCOME TAXES                              53,633       (10,815)         -          (2,201)         40,617
Income tax benefit (provision)                                    (19,087)        1,800          -  (g)      2,832         (14,455)
                                                             -------------   -----------   -----------    ----------    -----------

    NET INCOME (LOSS)                                            $ 34,546      $ (9,015)    $    -          $ 631        $  26,162
                                                             =============   ===========   ===========    ==========    ===========

    BASIC NET INCOME (LOSS) PER COMMON SHARE
Income (loss)                                                      $ 1.59       $ (0.87)                                    $ 1.20
Weighted average common shares                                     21,723        10,387                                     21,723
                                                             =============   ===========                                 ===========


    DILUTED NET INCOME (LOSS) PER COMMON SHARE**
Income (loss)                                                      $ 1.46                                                   $ 1.11
Weighted average common and common equivalent shares               23,649                                                   23,649
                                                             =============                                               ===========


* All letter references correspond to Note 2.
** Hills diluted loss per share is the same as basic loss per share due to the net loss incurred during the period.

Notes to accompany the unaudited pro forma combined condensed financial statements.


Note 1 - Pro forma adjustments as of October 31, 1998

The pro forma adjustments to the unaudited pro forma combined condensed balance sheet reflect the purchase of Hills and the allocation of the pro forma purchase price to the acquired assets and the assumed liabilities based on the preliminary estimate of their fair market value at the date of acquisition. The pro forma adjustments include the impact of conforming Hills accounting policies to those of the Company.

(a) Receivables - The adjustment reflects a write down for anticipated unrealizable receivables that are not expected to be collected post acquisition as a result of discontinued business relationships.

(b) Merchandise inventories - The adjustment reflects the write down of inventory to the net value expected to be realized in liquidating the inventory in the acquired Hills stores, pursuant to the Post Merger Transition and Agency Agreement.

(c) Fixed assets, net - The net adjustment includes a write down of fixtures, computer equipment and leasehold improvements to fair market value, partially offset by the increase in value assigned to capital leases.

(d) Beneficial lease rights, net - The adjustment reflects a preliminary estimated increase in the value assigned to the Hills leases (amortized over the remaining life of the leases at an average of 25 years).

(e) Other assets and deferred charges - The adjustment reflects the elimination of deferred software expenditures for technology not to be used by the Company, the elimination of historical deferred financing fees and the recording of the fees associated with the new $650 million credit facility of the combined Company.

(f) Reorganization value in excess of revalued net assets - The adjustment reflects the elimination of the asset that was established at the time of Hills emergence from Chapter 11.

(g) Purchase price in excess of fair market value of assets acquired - The adjustment reflects the goodwill recorded in connection with the Hills Acquisition.

(h) Note payable, revolver - The adjustment reflects the reclassification of the outstanding revolver balance to long-term debt consistent with the treatment afforded by the new credit agreement. The balance was increased for borrowings necessary to fund $114.5 million distributed in consummation of the acquisition and $10.3 million of bank fees on the new credit facility.

(i) Self-insurance reserves - The adjustment reflects the effect of conforming Hills financial statement presentation to that of the Company by reclassifying self-insurance reserves from "other long-term liabilities" and "accrued expenses" to "self-insurance reserves."

(j) Other accounts payable and accrued expenses - The adjustment reflects recording an incremental liability for impaired inventory which the Company is legally obligated to fulfill existing purchase commitments, a liability for the value of the Hills stock that was not tendered, a liability for acquisition fees not yet paid, offset by the elimination of accrued interest on the senior notes purchased at discount. Certain accounts were reclassified to conform Hills financial statement presentation to that of the Company.

(k) Store and other facilities closing reserves - The adjustment reflects the anticipated costs associated with the closing of certain Hills stores, the closing of other Hills facilities and the revaluation of Hills historical closed store reserves to conform with the Company's accounting practices. The Hills historical store closing reserve was reclassified from accrued expenses and other long-term obligations to its own line on the face of the balance sheet consistent with the Company's presentation.




(l) Long-term debt - The adjustment reflects the impact of retiring $144.1 million or 73.9% of Hills outstanding senior notes at a 30% discount.

(m) Capital lease and other financing obligations - The adjustment reflects the effect of using the Company's incremental borrowing rate to compute the present value of the acquired capital lease obligation and the present value of the financing obligations on property that was sold and leased back to Hills.

(n) Other long-term obligations - The adjustment reflects the reclassification of certain liabilities to other lines on the balance sheet to be consistent with the Company's historical financial statement presentation.

(o) Stockholders' Equity - The adjustment reflects the elimination of the historical stockholders' equity of Hills.


Note 2 - Pro forma adjustments for the nine months ended October 31, 1998 and the fiscal year ended January 31, 1998.


The adjustments to the unaudited pro forma combined condensed consolidated income statement reflect the purchase of Hills and the conforming of Hills financial statement presentation to that of the Company.

(a) Certain expenses were reclassified from Cost of Goods Sold to conform to the Company's presentation as follows:

                                                                 Nine Months            Fiscal Year
                                                               Ended 10/31/98          Ended 1/31/98
                                                              ----------------        ---------------
    Buying Expenses reclassified to Selling,
        General and Administrative Expenses                        (7,830)                ( 9,996)

    Depreciation reclassified to Depreciation
        and Amortization Expense                                     (983)                 (1,228)
                                                                  ---------              ---------

                          Total Adjustments                        (8,813)                (11,224)
                                                                  =========              =========


(b) Certain expenses and income were reclassified from Selling, General and Administrative Expense to conform to the Company's presentation as follows:

                                                                Nine Months                Fiscal Year
                                                              Ended 10/31/98              Ended 1/31/98
                                                             ----------------            ---------------
    Leased Department Income reclassified to
       Leased  Department and Other Income                        10,361                      14,746

    Depreciation reclassified to Depreciation
       and Amortization Expense                                  (29,683)                    (35,617)

    Buying Expenses reclassified from Cost of
       Goods Sold                                                  7,830                       9,996
                                                                ----------                  ----------
                            Total Adjustments                    (11,492)                    (10,875)
                                                                ==========                  ==========



(c)  In  addition  to  the   reclassifications   of  depreciation  noted  above,
     Depreciation and Amortization Expense was adjusted to reflect the fair market revaluation of Hills capital leases and beneficial lease rights.

(d) Hills amortization of reorganization value in excess of revalued assets was eliminated and amortization of purchase price in excess of assets acquired was added (25 year amortization period).

(e)  Interest expense was adjusted as follows:

                                                                 Nine Months                Fiscal Year
                                                               Ended 10/31/98              Ended 1/31/98
                                                              ----------------            ---------------

    Interest eliminated on the Senior Notes
       purchased                                                  (13,511)                    (18,016)

    The elimination of amortized  fees on the previous
       revolvers of Hills and the Company offset by the
       amortization of fees associated with the new credit
       facility.                                                     (392)                       (328)

     Additional interest costs recorded relating to the
       purchase of Hills                                            8,037                      10,175

     Change in interest on revalued debt                             (154)                        (77)
                                                                  ----------                  ----------

                                 Total Adjustments                 (6,020)                     (8,246)
                                                                  ==========                  ==========


(f) For the period ended October 31, 1998, income taxes were adjusted to record a benefit on the pro forma combined loss at the Company's historical rate, offset by a write down of Hills deferred tax assets of approximately $49.6 million which were previously recorded by Hills. As of October 31, 1998, Hills management determined that this tax asset was not realizable, and as such,recorded a write down of the asset as a component of the tax provision.
    The impact of recording the write down of this tax asset has not been eliminated for the pro forma purposes.

(g) For the fiscal year ended January 31, 1998,income taxes were adjusted at the Company's historical rate.


Note 3

The costs of closing certain Hills stores and other Hills facilities have been reserved for in the pro forma combined condensed consolidated balance sheet. The pro forma combined condensed consolidated income statement has not been adjusted to reflect the impact that closing the stores or consolidating the facilities and reducing overhead will have on ongoing operations. The Company anticipates closing seven Ames stores that overlap markets with Hills stores. The charge, the restructuring reserve and the impact of the closings on ongoing operations have not been reflected in the pro forma combined condensed consolidated financial statements.





                                INDEX TO EXHIBITS






Exhibit No.               Exhibit
------------             ---------

        2(d) Agreement and Plan of Merger, dated as of November 12, 1998, by and among Ames Department Stores, Inc., its wholly-owned subsidiary, HSC Acquisition Corporation, and Hills Stores Company (Incorporated by reference to Exhibit 99(c)(1) of the Company's Schedule 14D-1 filed on November 12, 1998)


      10(k) Second Amended and Restated Credit Agreement, dated December 31, 1998, among certain financial institutions, as Lenders, BankAmerica Business Credit, as the Administrative Agent, and Ames FS, Inc., Ames Merchandising Corporation, and Hills Department Store Company (Incorporated by reference to Exhibit 10(k) of the Company's Form 8-K filed on January 15, 1999)


      10(l) Post Merger Transition and Agency Agreement by and among the Gordon Brothers Retail Partners, LLC and The Nassi Group, LLC, (collectively, the "Agent") and Hills Stores Company, Hills Department Stores Company, and Ames Merchandising Corporation (collectively, and as applicable to the operator of the particular store, the "Merchant") dated as of December 31, 1998 (Incorporated by reference to Exhibit 10(l) of the Company's Form 8-K filed on January 15, 1999)








                                   SIGNATURES




       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                                 AMES DEPARTMENT STORES, INC.
                                                          Registrant




Dated:     March 15, 1999                         By:  /s/ Joseph R. Ettore
                                                       --------------------
                                                       Joseph R. Ettore
                                                       President, Director, and
                                                       Chief Executive Officer



Dated:     March 15, 1999                         By:  /s/ Rolando de Aguiar
                                                       ---------------------
                                                       Rolando de Aguiar
                                                       Executive Vice President,
                                                       Chief Financial Officer